Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS FOURTH QUARTER
AND FISCAL YEAR 2013 RESULTS

•	18% year-over-year growth in fourth quarter consolidated service revenue to $463.1 million

•	GAAP operating margin of 8.3%, up 180 basis points over Q4 FY2012; excluding special items, adjusted operating margin of 8.6%, also up 180 basis points

•	GAAP diluted earnings per share of $0.52 grew 79% year-over-year in the quarter; adjusted diluted earnings per share of $0.50, up 47%

•	Net book-to-bill ratio of 1.21 with net new business wins of $559.2 million; ending backlog exceeded $4.6 billion

•	Operating cash flow of approximately $185 million for Fiscal Year 2013

•	Increased forward-looking revenue and EPS guidance for FY 2014

Boston, MA, August 7, 2013 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the fourth quarter and Fiscal Year 2013, which ended on June 30, 2013.

For the three months ended June 30, 2013 consolidated service revenue increased by 18% to $463.1 million compared with $392.6 million in the prior year period. Excluding the negative impact from foreign exchange movements in the current quarter of $2.6 million, revenue increased approximately 18.6%. Recent acquisitions contributed approximately $12.7 million to revenue in the quarter. On a constant currency, same store basis, revenue growth was 15.4%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $38.3 million, or 8.3% of service revenue, in the fourth quarter of Fiscal Year 2013, as compared with $25.5 million, or 6.5% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $30.0 million, or $0.52 per diluted share, compared with a GAAP net income of $17.8 million, or $0.29 per diluted share for the quarter ended June 30, 2012. GAAP diluted earnings per share grew approximately 79% year-over-year.

The financial results of the June quarter in the current and prior year period each included special items, as detailed in the financial charts within this press release. Excluding the impact of special items, adjusted operating income in the fourth quarter of Fiscal Year 2013 was $39.7 million, or 8.6% of service revenue. Excluding the impact of special items, adjusted operating income in the fourth quarter of Fiscal Year 2012 was $26.7 million, or 6.8% of service revenue. Adjusted net income, excluding the special items referenced above, was $29.0 million, or $0.50 per diluted share in the quarter ended June 30, 2013, and was $20.7 million, or $0.34 per diluted share in the quarter ended June 30, 2012. Adjusted earnings per share grew 47.1% year-over-year.

On a segment basis, service revenue for the fourth quarter of Fiscal Year 2013 was $343.4 million in Clinical Research Services (CRS), $54.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $65.4 million in Perceptive Informatics, Inc.

On a GAAP basis for the full fiscal year ended June 30, 2013, consolidated service revenue was $1.734 billion versus $1.397 billion in the prior year, a year-over-year increase of 24.2%. Excluding the negative impact from foreign exchange movements of approximately $15.1 million in Fiscal Year 2013, approximately $22.4 million of revenue from recent acquisitions, and $0.5 million of revenue in Fiscal Year 2012 from divestitures, revenue growth was 23.7%. For Fiscal Year 2013, GAAP operating income was $136.1 million, or 7.8% of consolidated service revenue, compared with GAAP Fiscal Year 2012 operating income of $88.8 million, or 6.4% of consolidated service revenue. GAAP operating income increased 53.3% year-over-year. Net income on a GAAP basis for Fiscal Year 2013 was $96.0 million, or $1.61 per diluted share, compared with GAAP net income of $63.2 million, or $1.05 per diluted share, in Fiscal Year 2012. On a GAAP basis, net income in the current year increased by 52.0%, and earnings per diluted share increased by 53.3%.

Excluding the impact of special items, as detailed in the attached financial tables in both periods, adjusted operating income was $138.9 million, or 8.0% of consolidated service revenue in Fiscal Year 2013, compared with adjusted operating income of $95.6 million, or 6.8% of consolidated service revenue, in Fiscal Year 2012. On this adjusted basis, operating income in Fiscal Year 2013 increased 45.3% year-over-year. Excluding the special items noted in the attached financial charts in both periods, adjusted net income for the twelve months ended June 30, 2013 was $100.5 million, or $1.69 per diluted share, compared with adjusted net income of $66.2 million, or $1.10 per diluted share, in the comparable prior year twelve-month period. Using adjusted numbers in both periods, adjusted net income in the current fiscal year increased by 51.9% and adjusted earnings per diluted share increased by 53.6%.

On a segment basis, service revenue for the full fiscal year ended June 30, 2013 was $1.304 billion in CRS, $202.5 million in PCMS, and $228.3 million in Perceptive Informatics, Inc.

Backlog at the end of June 2013 was approximately $4.6 billion, an increase of 4.9% year-over-year. The reported backlog included gross new business wins in the quarter of $768.3 million, cancellations of $209.1 million, and a positive impact from foreign exchange rates of $4.3 million. The net book-to-bill ratio was 1.21 in the quarter.

The Company provided an update to the stock buyback programs that were previously announced on March 14, 2013. With regard to the 10b5-1 open market program, the Company bought back approximately 1,052,000 shares during the fourth quarter, at a cost of approximately $46.3 million. The $50 million program was completed in early July with the purchase of an additional 51,100 shares, at a cost of approximately $2.4 million (as a reminder 32,200 shares had been purchased at a cost of approximately $1.3 million during the third quarter). A total of approximately 1,135,400 shares were repurchased under this program at an average price per share of $44.04.

With regard to the $50 million Accelerated Share Repurchase (ASR) Program, the ASR was completed in late July with the delivery of an additional 101,200 shares (during the third quarter $50 million was paid out and an initial allotment of approximately 1,045,000 shares was received by the Company). The total number of shares repurchased under the ASR Program was approximately 1,146,000 at an average price per share of $43.62.

Mr. Josef H. von Rickenbach, PAREXEL's Chairman and Chief Executive Officer, stated “Fiscal Year 2013 was a very productive and successful year for the Company. Many of our plans and investments paid off, and our progress was well received by the market. We delivered strong revenue growth of 24%, and grew EPS by 53%. A year ago there were many questions about our ability to improve operating margin. Our results demonstrate that we are on the right path toward achieving our short and long-term goals. We ended the fourth quarter with an adjusted operating margin of 8.6%, slightly above our guidance, and up significantly from the fourth quarter of Fiscal Year 2012. We also optimized our capital structure by refinancing our debt and initiating a private placement of debt, and returned nearly $200 million of capital to our shareholders through our stock buyback programs.”

He continued, “While we have delivered on many of our shorter-term plans, we believe that we still have a lot of opportunity ahead of us. I believe that we are well-positioned to deliver solid growth in revenue and earnings per share in Fiscal Year 2014 driven by a number of initiatives. Revenue growth drivers include anticipated increases in outsourcing penetration, our differentiated product offerings, the ability to leverage our thought leadership position to take additional market share, and potential acquisition activity. Profit drivers include a more normalized operating environment, improved resource management, process improvements, and achievement of further synergies between our businesses. We believe that the market for our products and services remains solid, and that PAREXEL's competitive position is favorable. I'm excited about Fiscal Year 2014, and remain confident in our ability to generate further benefits for our shareholders.”

The Company issued forward-looking guidance for the first quarter of Fiscal Year 2014 (ending September 30, 2013) and for Fiscal Year 2014 as described in the text and chart below. The guidance takes into account recently-completed acquisitions, updates to exchange rate assumptions, revised tax rates, and the Company's updated overall outlook.

The Company's guidance is detailed below:

	Guidance Issued 8/7/13	Guidance Issued 6/25/13
Q1 FY 2014 Revenue	$455 - $460 million	N/A
Q1 FY 2014 GAAP EPS	$0.42 - $0.46	N/A

FY 2014 Revenue	$1.890 - $1.920 billion	$1.885 - $1.915 billion
FY 2013 GAAP EPS	$1.95- $2.11	$1.90 - $2.10

In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company's normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company's results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL's Fourth Quarter and Fiscal Year 2013 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Thursday, August 8, 2013 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company's website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International Fourth Quarter and Fiscal Year 2013 earnings conference call.

Certain trended financial information may be found in the Investor Relations section of the Company's website under the “Additional Financials” section.

About PAREXEL International

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 77 locations in 51 countries around the world, and ended the June quarter with approximately 14,700 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL, Perceptive Informatics, LIQUENT, and HERON are registered trademarks of PAREXEL International Corporation or its affiliates.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company's recognition of revenue included in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth and costs, and attract and retain employees; the Company's ability to complete additional acquisitions, and to integrate newly acquired businesses “including the recent acquisition of LIQUENT, Inc.”, or enter into new lines of business; the impact on the Company's business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 as filed with the SEC on May 6, 2013, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(Unaudited)

	Three Months Ended		Years Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Service revenue	$463,128	$392,611	$1,734,442	$1,396,508
Reimbursement revenue	63,730	65,134	261,524	221,726
Total revenue	526,858	457,745	1,995,966	1,618,234
Cost and expenses:
Direct Costs	314,890	280,111	1,207,536	971,829
Reimbursable out-of-pocket expenses	63,730	65,134	261,524	221,726
Selling, general and administrative	88,831	70,956	318,806	263,462
Depreciation	17,157	13,220	63,187	57,419
Amortization	3,981	2,211	9,999	8,753
Restructuring (benefit) charge	(59)	574	(1,209)	6,243
Total costs and expenses	488,530	432,206	1,859,843	1,529,432
Income from operations	38,328	25,539	136,123	88,802
Other expense, net	397	(651)	(2,973)	(9,096)
Income before income taxes	38,725	24,888	133,150	79,706
Provision for income taxes	8,684	7,100	37,178	16,548
Effective tax rate	22.4%	28.5%	27.9%	20.8%
Net income	$30,041	$17,788	$95,972	$63,158

Earnings per common share:
Basic	$0.53	$0.30	$1.64	$1.06
Diluted	$0.52	$0.29	$1.61	$1.05
Shares used in computing earnings per common share:
Basic	56,719	59,949	58,388	59,464
Diluted	57,822	60,936	59,447	60,426

Balance Sheet Information	Preliminary
	June 30, 2013	June 30, 2012
Billed accounts receivable, net	$457,155	$397,372
Unbilled accounts receivable, net	248,219	251,845
Deferred revenue	(408,336)	(359,714)
Net receivables	$297,038	$289,503

Cash and marketable securities	$279,905	$213,579
Working capital	$408,970	$359,590
Total assets	$1,779,624	$1,532,156
Short-term borrowings	$20,399	$5,003
Long-term debt	$424,074	$211,784
Stockholders' equity	$538,946	$609,675

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	June 30, 2013				June 30, 2012
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$88,831	$(1,424)	(a)	$87,407	$70,956	$(560)	(d)	$70,396
Restructuring (benefit) charge	$(59)	$59	(b)	$—	$574	$(574)	(e)	$—
Income from operations	$38,328	$1,365		$39,693	$25,539	$1,134		$26,673
Other expense, net	$397			$397	$(651)	$1,488	(f)	$837
Income before income taxes	$38,725	$1,365		$40,090	$24,888	$2,622		$27,510
Provision for income taxes	$8,684	$2,365	(c)	$11,049	$7,100	$(302)	(g)	$6,798
Net income	$30,041	$(1,000)		$29,041	$17,788	$2,924		$20,712
Diluted earnings per common share	$0.52	$(0.02)		$0.50	$0.29	$0.05		$0.34
Effective tax rate	22.4%			27.6%	28.5%			24.7%

(a) Adjustment includes $1.1 million in acquisition and integration charges related to LIQUENT, Inc. and the HERON Group and $0.3 million in legal charges related to a dispute
(b) Decrease in facility-related charges of $0.1 million related to restructuring plans
(c) Tax associated with items (a) and (b), and a $2.1 million adjustment due to state valuation allowance release
(d) Legal charges related to an adverse judgment related to an exited facility
(e) Adjustments to facility-related charges of $0.6 million related to restructuring plans
(f) Loan impairment charge of $1.2 million related to the divestiture of an Early Phase business and a $0.3 million impairment of investment in FY12
(g) $2.2 million expense related to the adjustment of net operating loss carryforwards offset by a $1.8 million benefit related to tax reserves in Q4 FY12, and tax related to items (d) through (f)

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

	Year Ended				Year Ended
(in thousands, except per share data)	June 30, 2013				June 30, 2012
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$318,806	$(4,027)	(a)	$314,779	$263,462	$(560)	(e)	$262,902
Restructuring (benefit) charge	$(1,209)	$1,209	(b)	$—	$6,243	$(6,243)	(f)	$—
Income from operations	$136,123	$2,818		$138,941	$88,802	$6,803		$95,605
Other expense, net	$(2,973)	$(302)	(c)	$(3,275)	$(9,096)	$1,488	(g)	$(7,608)
Income before income taxes	$133,150	$2,516		$135,666	$79,706	$8,291		$87,997
Provision for income taxes	$37,178	$(2,001)	(d)	$35,177	$16,548	$5,278	(h)	$21,826
Net income	$95,972	$4,517		$100,489	$63,158	$3,013		$66,171
Diluted earnings per common share	$1.61	$0.08		$1.69	$1.05	$0.05		$1.10
Effective tax rate	27.9%			25.9%	20.8%			24.8%

(a) Adjustment includes $2.2 million in legal charges related to disputes and $1.8 million in acquisition and integration charges related to LIQUENT, Inc. and the HERON Group.
(b) Decrease in facility-related charges of $1.2 million related to restructuring plans
(c) Adjustment includes $0.4 million gain on facility sale previously impaired offset by $0.1 million in accelerated amortization of deferred financing fees related to credit facility modification
(d) Tax associated with items (a) through (c), a tax expense for one-time adjustments to deferred tax assets, a net $2.7 million expense due to changes in interest, penalties and a valuation allowance in a foreign jurisdiction, and a $2.6 million adjustment due to state valuation allowance release

(e) Legal charges related to an adverse judgment related to an exited facility
(f) Restructuring charges include $4.3 million in severance costs (net of a $1.0 million reduction in the FY10 Plan) and $1.9 million of facility-related costs
(g) Loan impairment charge of $1.2 million related to divestiture of an Early Phase business and a $0.3 million impairment charge on an investment
(h) Tax related to items (e) through (g), $2.2 million expense related to the adjustment of net operating loss carryforwards offset by a $1.8 million benefit related to tax reserves in Q4 FY12, and a $4.2 million benefit in Q3 FY12 due to the favorable conclusion of a tax examination and expiration of statutory periods, primarily in European jurisdictions

PAREXEL International Corporation
Segment Information
(Unaudited)

	Three Months Ended	Three Months Ended
(in thousands)	June 30, 2013	June 30, 2012

Clinical Research Services (CRS)
Service revenue	$343,435	$292,053
% of total service revenue	74.2%	74.4%
Gross profit	$96,385	$71,625
Gross margin % of service revenue	28.1%	24.5%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$54,288	$49,721
% of total service revenue	11.7%	12.7%
Gross profit	$21,897	$20,824
Gross margin % of service revenue	40.3%	41.9%

Perceptive Informatics (PI)
Service revenue	$65,405	$50,837
% of total service revenue	14.1%	12.9%
Gross profit	$29,956	$20,051
Gross margin % of service revenue	45.8%	39.4%

Total service revenue	$463,128	$392,611
Total gross profit	$148,238	$112,500
Gross margin % of service revenue	32%	28.7%

Revenue by Geography
The Americas	$228,364	$191,363
Europe, Middle East & Africa	173,885	147,161
Asia/Pacific	60,879	54,087
Total service revenue	$463,128	$392,611

Quarterly Supplemental Financial Data
Service revenue	$463,128	$392,611
Reimbursement revenue	63,730	65,134
Investigator fees	122,027	81,893
Gross revenue	$648,885	$539,638

Days sales outstanding	42	49

Capital expenditures	$30,988	$36,240

PAREXEL International Corporation
Segment Information
(Unaudited)

	Year Ended	Year Ended
(in thousands)	June 30, 2013	June 30, 2012

Clinical Research Services (CRS)
Service revenue	$1,303,569	$1,038,705
% of total service revenue	75.2%	74.4%
Gross profit	$347,056	$279,166
Gross margin % of service revenue	26.6%	26.9%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$202,524	$167,125
% of total service revenue	11.7%	12.0%
Gross profit	$81,570	$69,565
Gross margin % of service revenue	40.3%	41.6%

Perceptive Informatics (PI)
Service revenue	$228,349	$190,678
% of total service revenue	13.1%	13.6%
Gross profit	$98,280	$75,948
Gross margin % of service revenue	43.0%	39.8%

Total service revenue	$1,734,442	$1,396,508
Total gross profit	$526,906	$424,679
Gross margin % of service revenue	30.4%	30.4%

Revenue by Geography
The Americas	$866,998	$635,290
Europe, Middle East & Africa	624,010	555,467
Asia/Pacific	243,434	205,751
Total service revenue	$1,734,442	$1,396,508